Exhibit 99.1

[SEAL] COURT OF CHANCERY

STATE OF DELAWARE

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

________________________________________________
SOLOMON ROTTER, on behalf of himself and	)	Civil Action No.
All others similarly situated,	)
)
Plaintiff,	)	CLASS ACTION COMPLAINT
)
)
v.	)
EUVAL BARREKETTE, WILLIAM K. HOOD,	)
ARTHUR D. KOWALOFF, CURTIS M.	)
ROCCA III, ALLEN SCHICK, PHD., JEFFREY	)
T. SLOVIN, SCHICK TECHNOLOGIES,	)
INCORPORATED, SIRONA HOLDINGS	)
LUXCO S.C.A., SIRONA HOLDINGS S.A.,	)
MDCP IV GLOBAL INVESTMENTS LP,	)
MDCP IV GLOBAL GP, LP, MDP GLOBAL	)
INVESTORS LIMITED and MADISION	)
DEARBORN PARTNERS, LLC,	)
)
Defendants.	)
________________________________________________	)

COMPLAINT

Plaintiff, as and for his complaint, alleges upon personal knowledge as to himself and his own acts and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

1. This is a class action on behalf of the public stockholders of Schick Technologies, Incorporated (“Schick” or the “Company”) for injunctive and other appropriate relief in connection with the proposed sale of control of Schick to Sirona Holdings Luxco S.C.A. (“Luxco”). The decision of the individual defendants, who constitute Schick’s Board of Directors, to pursue the proposed transaction constitutes a breach of their fiduciary duties to plaintiff and the class to maximize value in a sale of control of the Company. Plaintiff alleges that he and the other public stockholders of Schick are entitled to seek to enjoin the proposed transaction or, alternatively, to rescind the transaction and/or recover damages in the event the transaction is consummated.

PARTIES

2. Plaintiff Solomon Rotter has been, at all times relevant to the action, and continues to be, an owner of Schick common stock.

3. Defendant Schick is a corporation duty organized and existing under the laws of the State of Delaware, with its principal executive offices located at 30-00 47th Avenue, Long Island City, New York 11101. The Company designs, develops, and manufactures digital radiographic imaging systems and devices for the dental market. Schick’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

4. Defendants Euval Barrekette, PhD. (Consulting Engineer and Physicist), William K. Hood (Chairman of the Board), Arthur D. Kowaloff (President and Director of the PBP Foundation of New York), Curtis M. Rocca III (CEO, Douglas, Curtis and Allyn, LLC), Allen Schick, PhD. (Professor, University of Maryland), and Jeffrey T. Slovin (President and CEO of Schick) (hereinafter collectively referred to as the “Individual Defendants”) are each members of Schick’s Board of Directors.

5. Each Individual Defendant owed and owes Schick and its public stockholders fiduciary obligations and were and are required to further the best interests of

Schick and its public stockholders, maximize stockholder value in a change of control of the Company, refrain from abusing their positions of control, and refrain from favoring their own interests at the expense of Schick and its stockholders.

6. Defendant Luxco is a privately owned company organized under the laws of Luxembourg. Luxco was formed in June of 2005 by affiliates of Madison Dearborn Partners and is the parent company and 100% owner of Sirona Holding GmbH (“Sirona”), which is, in turn, a parent of Sirona Dental Systems GmbH.

7. Defendant Sirona Holdings S.A. is the sole manager of Luxco, MDCP IV Global Investments is a private equity investment fund formed by Madison Dearborn Partners, MDCP IV Global GP is engaged primarily in the business of serving as the general partner of MDCP IV Global Investments, MDP Global Investors, Limited is engaged primarily in the business of serving as the general partner of MDCP IV Global GP, Madison Dearborn Partners is primarily engaged in serving as the general partner for private equity funds engaged primarily in the business of investing and managing private equity investments. In addition, in May of 2005, Sirona completed a management buyout with Madison Dearborn Partners, LLC and other investors. As more fully alleged herein, the proposed transaction, if consummated, will shift control of Schick from its public shareholders to the private owners of Luxco.

CLASS ACTION ALLEGATIONS

8. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein (the “Class”).

9. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable. There are in excess of 16 million shares of Schick common stock outstanding, owned by hundreds, if not thousands, of record and beneficial holders.

b. There are questions of law and fact which are common to the Class including, inter alia, the following: (i) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class, and (ii) whether the Class is entitled to injunctive relief or damages as a result of the wrongs complained of herein.

c. Defendants have acted in a manner which affects plaintiff and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

d. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

e. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Plaintiff will fairly and adequately represent the Class.

SUBSTANTIVE ALLEGATIONS

10. On September 26, 2005, Schick announced that it had agreed to a stock-for-stock merger tax-free exchange in which Schick will issue to Luxco 36.97 million new Schick shares in exchange for (i) 100% of its economic interest in Sirona and (ii) a promissory note issued by Sirona to Luxco in the amount of approximately €151 million. As a result of the transaction, Luxco will have an ownership interest in the combined company of 67%, with current Schick shareholders holding the remainder. Schick shareholders will also receive a $2.50 per share cash dividend, which will be declared prior to closing.

11. The merged company will be renamed Sirona Dental Systems, Inc., with corporate headquarters located at Sirona’s facilities in Bensheim, Germany and U.S. headquarters at Schick’s facilities in New York.

12. After the merger, defendants Hood, Kowaloff and Slovin will become members of the Board of Directors of the combined company along with seven new directors selected by Luxco. Slovin will become Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations.

13. Voting agreements in support of the transaction have been signed by shareholders holding approximately 37% (according to the Company’s September 26 press release) of Schick’s issued and outstanding common shares. Specifically, Individual Defendants William K. Hood, Curtis M. Rocca, Euval Barrakette, Dr. Allen Schick, Arthur D. Kowaloff, and Jeffrey Slovin, as well as Michael Stone, Greystone Funding Corporation and Stan Mandelkern

entered into voting agreements and irrevocable proxies dated September 25, 2005 as an inducement for Luxco and Sirona to enter into the transaction. An aggregate of 6,842,382 shares of Common Stock (including 968,578 outstanding options held by the Stockholders which are either currently exercisable or exercisable within 60 days of September 25, 2005) are subject to the terms of the voting agreements.

14. As described in a Schedule 13D filed with the SEC on September 27, the voting agreements, which are subject to the laws of Delaware, grant 40.2% of Schick voting rights to Sirona Holdings S.A., MDCP IV Global Investments LP, MDCP IV Global GP, LP, MDP Global Investors Limited, and Madison Dearborn Partners, LLC and by virtue of their various controlling interests in Luxco, such entities have power to vote the shares in favor of the transaction.

15. Given the above-delineated facts -- i.e., Sirona’s parent company, Luxco, will own a majority of the combined company, and the Board of Directors of the combined company will be controlled by Luxco designees -- the proposed transaction clearly constitutes a change of control of Schick. The voting power of Schick’s public shareholders [excluding the management group that engineered the proposed transaction] who currently control Schick will be diluted from 59.8%, which they presently enjoy, to 19.734%. Nonetheless, it appears that the Individual Defendants have failed to bargain for any measures to protect Schick’s public shareholders in the event Luxco seeks to engage Schick in significant corporate transactions such as a merger, sale of all or substantially all of its assets, or the like. Similarly, the earnings per share for Schick’s public shareholders will be reduced from 100% of Schick’s earnings to 33% of the earnings of the combined company. In essence, the Individual Defendants have abandoned

Schick’s shareholders, relegating them to a minority position in a combined company managed by Luxco insiders.

16. By entering into the merger agreement with Luxco, Schick’s board has initiated a process to sell control of the Company which imposes the heightened fiduciary responsibilities on them (“Revlon duties”) and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction were not the result of an auction process or active market check; they were arrived at without a full and thorough investigation by the Individual Defendants, and they are intrinsically unfair and inadequate from the standpoint of Schick’s public shareholders.

17. Indeed, even as recently as the September 26, 2005 conference call, the Individual Defendants admit that they do not know, and are still investigating, the value of the assets of Sirona, which is to be received in exchange for passing the 67% control of Schick into private hands. Nor do the Individual Defendants know what the value of the consideration to be received by Schick public shareholders for surrendering control of Schick. Never again will the public shareholders have an opportunity to obtain a control premium. A change of control represents the last chance for Schick shareholders to obtain a control premium for their shares. This opportunity has been passed on to Luxco.

18. The Individual Defendants failed to make an informed decision, as no market check of the Company’s value in a sale of control was obtained. In agreeing to the merger, the Individual Defendants failed to properly inform themselves of Schick’s highest value in a change of control transaction as their fiduciary duties require them to do.

19. The Individual Defendants have engaged in other acts in order to make an acquisition of Schick untenable for any third party other than Sirona. Under Section 8.4(c) of the Merger Agreement, if the Company enters into an alternative proposal, a termination or “breakup” fee of $13.5 million will be awarded to Sirona. This breakup significantly raises the ante for any other potential offeror.

20. The Individual Defendants have violated the fiduciary duties owed to the public shareholders of Schick. The Individual Defendants’ agreement to the terms of the transaction, its timing, and the failure to auction the Company and invite other bidders, and defendants’ failure to provide a market check demonstrate a clear absence of the exercise of loyalty to Schick’s public shareholders.

21. The Individual Defendants’ fiduciary obligations under these circumstances require them to:

a. Undertake an appropriate evaluation of Schick’s worth as a merger candidate;

b. Engage in a meaningful auction with third parties in an attempt to obtain the best value for Schick’s public shareholders; and

c. Act independently so that the interests of Schick’s public shareholders will be protected and enhanced.

22. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Sirona without making the requisite effort to obtain the best offer possible.

23. Plaintiff and the Class have been and will be damaged in that their proportionate share of Schick, its assets and business and their voting power will be significantly and unfairly diluted.

24. The terms of the proposed merger are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by the individual Defendants by virtue of their positions of control of Schick and that possessed by Schick’s public shareholders.

25. Defendant Luxco has knowingly aided and abetted the breaches of fiduciary duty committed by the other defendants to the detriment of Schick’s public shareholders. Indeed, the proposed merger could not take place without the active participation of Luxco. Furthermore, Luxco is the intended beneficiary of the wrongs complained of and would be unjustly enriched absent relief in this action.

26. Defendants Sirona Holdings S.A., MDCP IV Global Investments LP, MDCP IV Global GP, LP, MDP Global Investors Limited, Madison Dearborn Partners, LLC have knowingly aided and abetted the breaches of fiduciary duty committed by the other defendants to the detriment of Schick’s public shareholders by agreeing to vote Schick shares in favor of the transaction.

27. By reason of the foregoing, each member of the Class will suffer irreparable injury absent relief in this action.

28. Plaintiff and the other members of the Class have no adequate remedy at law.

WHEREFORE, plaintiff demands judgment as follows:

A. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

B. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction;

C. In the event that the proposed transaction is consummated, rescinding it and setting it aside;

D. Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law;

E. Awarding plaintiff his costs and disbursements, including reasonable allowances for fees of plaintiffs counsel and reimbursement of expenses; and

F. Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.

CHIMICLES & TIKELLlS LLP

/s/ [SIGNATURE ILLEGIBLE]
Pamela S. Tikellis (#2172)
Robert J. Kriner, Jr. (#2546)
A. Zachary Naylor (#4439)
Robert R. Davis (#4536)
One Rodney Square
P.O. Box 1035
Wilmington, Delaware 19899
(302) 656-2500

Attorneys for Plaintiff
Of Counsel:

WOLF HALDENSTEIN ADLER

  FREEMAN & HERZ LLP

Jeffrey G. Smith

Gustavo Bruckner

Matthew M. Guiney

270 Madison Avenue

New York, NY 10016

Telephone: (212) 545-4600

Fax: (212) 545-4653